UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 4, 2020

NATIONAL FUEL GAS COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	1-3880	13-1086010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6363 Main Street

Williamsville, New York 14221

(Address of principal executive offices, including zip code)

(716) 857-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	NFG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

Purchase Agreement

On May 4, 2020, Seneca Resources Company, LLC (“Seneca”), a wholly owned subsidiary of National Fuel Gas Company (the “Company”), NFG Midstream Covington, LLC, a wholly owned subsidiary of the Company (“NFG Midstream” and, together with Seneca, the “Purchasers”), National Fuel Gas Midstream Company, LLC, a wholly owned subsidiary of the Company, as guarantor of the liabilities of NFG Midstream, and the Company entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with SWEPI, LP (the “Seller”), effective as of January 1, 2020 (the “Effective Date”), pursuant to which, among other things, the Purchasers will acquire all of the Seller’s right, title and interest in certain upstream and midstream assets located principally in Pennsylvania in exchange for a purchase price of $541,000,000, subject to customary adjustments, including to account for revenues and expenses incurred from and after the Effective Date (the “Purchase Price”), as provided in the Purchase Agreement (the “Transaction”). The Purchase Price will be paid in cash or a combination of cash and stock; in particular, the Purchasers may elect to pay up to $150,000,000 of the Purchase Price in the form of shares of the Company’s common stock (the “Stock Consideration”). If the Purchasers exercise their option to pay a portion of the Purchase Price as Stock Consideration, then the number of shares of common stock to be issued at closing as Stock Consideration would be based on a share price of $38.97. In addition, if the Purchasers exercise their option to pay a portion of the Purchase Price as Stock Consideration, then the Purchasers would be obligated to make two additional contingent payments to the Seller, in each case in an amount equal to 10% of the value of the Stock Consideration, to the extent the calendar year average NYMEX gas price for the calendar year 2021 or 2022, as applicable, equals or exceeds $2.75/MMBtu as calculated pursuant to the Purchase Agreement. If the Purchasers elect to pay Stock Consideration, the parties will enter into a registration rights and standstill agreement upon the closing of the Transaction in the form attached as an exhibit to the Purchase Agreement. In addition, the Purchasers have made a $27,050,000 deposit that will be credited against the Purchase Price at the closing of the Transaction. The Transaction is expected to close in the fourth quarter of the Company’s 2020 fiscal year.

The upstream assets being acquired pursuant to the Purchase Agreement include: (i) hydrocarbon and mineral leasehold interests and royalties (excluding overriding royalty interests) and associated lands; (ii) oil, gas, water and disposal wells and hydrocarbons produced therefrom; (iii) surface interests and field offices used or held for use in connection with the oil and gas interests; (iv) associated equipment and facilities; and (v) licenses, permits, records, vehicles, field offices and certain other assets, properties, rights and interests associated with the leases, lands and wells (collectively, the “Upstream Assets”). The midstream assets being acquired pursuant to the Purchase Agreement include: (i) a gas gathering, treating, compression, transmission and handling system, and all pipelines, flowlines and transmission lines utilized in relation to the Upstream Assets; (ii) related surface interests; and (iii) related equipment, machinery, fixtures and facilities (collectively, the “Midstream Assets”).

Before the closing of the Transaction, the Purchasers intend to conduct due diligence to assess the aggregate dollar value of any environmental defects. If the aggregate value of environmental defects, any casualty losses and any properties excluded from the Transaction as provided in the Purchase Agreement equals or exceeds 20% of the unadjusted purchase price under the Purchase Agreement, each of the Purchasers and the Seller has the right to decline to close the Transaction. In addition to the termination right, if an environmental defect is neither waived by the Purchasers nor cured by the Seller, then the Purchasers may exercise certain remedies under the Purchase Agreement with respect to such environmental defects.

The Purchase Agreement contains various representations, warranties, covenants, and indemnification obligations of the Purchasers and the Seller that are customary in transactions of this type. The Purchase Agreement also contains additional representations as to the Midstream Assets, including with respect to title and operational matters. The closing of the Transaction is subject to satisfaction or waiver of customary specified conditions, including, among other things, the accuracy of the representations and warranties of the Purchasers and the Seller (generally subject to customary materiality qualifiers). The Agreement contains certain customary termination rights for both the Purchasers and the Seller, including the rights of either party to terminate in the event that the Transaction has not been completed by August 31, 2020.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which has been filed as Exhibit 10.1 hereto and is expressly incorporated by reference herein.

364-Day Credit Agreement

On May 4, 2020, the Company entered into a 364-Day Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the following lenders: JPMorgan Chase Bank, N. A.; Bank of America, N.A.; HSBC Bank USA, National Association; U.S. Bank National Association; Canadian Imperial Bank of Commerce, New York Branch; KeyBank, National Association; PNC Bank, National Association; M&T Bank Corporation; Truist Bank and Comerica Bank.

The Credit Agreement provides a $200 million 364-day unsecured committed revolving credit facility. The Company may use the proceeds of loans under the Credit Agreement (i) for general corporate purposes of the Company and its subsidiaries (other than certain restricted payments) in the ordinary course of business, including for working capital, capital expenditure and other lawful corporate purposes and (ii) to fund certain permitted acquisitions and other investments, including the Transaction.

Rates for borrowing under the Credit Agreement are dependent on the Company’s credit ratings and are based, at the Company’s election, upon whether the borrowing is a Eurodollar loan or an Alternate Base Rate loan. Eurodollar loans will bear interest at an adjusted London Interbank Offered (“LIBO”) rate plus an applicable margin ranging from 1.275% to 2.00%, depending on the credit ratings of the Company. Alternate Base Rate loans will bear interest at a rate per annum equal to the sum of (1) the greatest of (a) the prime rate, (b) the New York Federal Reserve Bank rate plus 1/2 of 1%, and (c) an adjusted LIBO rate for a one-month interest period plus 1%, and (2) an applicable margin ranging from 0.275% to 1.00%, depending on the credit ratings of the Company. In addition, under the terms of the Credit Agreement, the Company agrees to pay the lenders a facility fee on a quarterly basis. The facility fee rate is dependent on the credit ratings of the Company and ranges from a rate per annum equal to 0.35% to 0.50% of the total commitments under the Credit Agreement. Based on the Company’s current credit ratings, the facility fee rate would be 0.425% per annum.

The Credit Agreement contains representations and affirmative, negative and financial covenants usual and customary for agreements of this type, including among others covenants that place conditions upon the Company’s ability to merge or consolidate with other companies, sell any material part of its business or property, and incur liens. The Credit Agreement includes a covenant that the Company will not permit its debt to capitalization ratio to exceed 0.65 at the last day of any fiscal quarter. For purposes of calculating the debt to capitalization ratio, the Company’s capitalization means the sum of (a) its net worth, (b) its indebtedness, and (c) 50% of the aggregate after-tax amount of non-cash charges directly arising from any ceiling test impairment occurring on or after July 1, 2018, provided that the amount determined pursuant to clause (c) may not exceed $250 million.

The Credit Agreement contains a cross-default provision whereby the failure by the Company or any of its significant subsidiaries to make payments under other borrowing arrangements aggregating $40.0 million or more, or the occurrence of certain events affecting those other borrowing arrangements, could trigger an obligation to repay any amounts outstanding under the committed credit facilities. The Credit Agreement also contains additional customary events of default including, without limitation, payment defaults, material inaccuracy of representations and warranties, covenant defaults, certain bankruptcy and insolvency events, certain judgment defaults, certain defaults relating to nullification or revocation of the Credit Agreement, change in control and certain ERISA events.

In the event of a default by the Company under the Credit Agreement, including a cross-default by the Company or any of its significant subsidiaries, the lenders may terminate the commitments made under the Credit Agreement and declare any principal amount then outstanding, and all accrued interest and other amounts payable by the Company under the Credit Agreement, to be immediately due and payable.

In addition to the Credit Agreement, the Company (i) is party to a multi-year unsecured committed revolving credit facility with a number of financial institutions, including among others the parties to the Credit Agreement, and the proceeds thereof may be used to pay certain obligations of the Company as set forth therein and for general corporate purposes and (ii) maintains individual uncommitted or discretionary lines of credit with certain parties to the Credit Agreement, for general corporate purposes. Other financial institutions may also provide the Company with uncommitted or discretionary lines of credit in the future. In addition, in the ordinary course of their respective businesses, certain lenders under the Credit Agreement, or their affiliates, perform, or may in the future perform, financial services for the Company or its affiliates, including investment banking, underwriting, lending, commercial banking, trust and other administrative and advisory services.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which has been filed as Exhibit 10.2 hereto and is expressly incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 relating to the Credit Agreement is hereby incorporated by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure under Item 1.01 of this Current Report relating to the issuance of shares of common stock of the Company as Stock Consideration to the Seller is incorporated herein by reference. The issuance of such shares of common stock, if any, will be exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(a)(2) thereof because such issuance does not involve a public offering.

Item 7.01.	Regulation FD Disclosure.

On May 4, 2020, the Company issued a press release regarding the asset acquisition transaction described in Item 1.01 above. A copy of the press release is furnished as part of this Current Report as Exhibit 99.1.

Neither the furnishing of this press release as an exhibit to this Current Report nor the inclusion in such press release of any reference to the Company’s internet address shall, under any circumstances, be deemed to incorporate the information available at such internet address into this Current Report. The information available at the Company’s internet address is not part of this Current Report or any other report filed or furnished by the Company with the Securities and Exchange Commission.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1

Purchase and Sale Agreement, dated as of May 4, 2020, by and among SWEPI LP, Seneca Resources Company, LLC, NFG Midstream Covington, LLC, National Fuel Gas Midstream Company, LLC, and National Fuel Gas Company*

10.2	364-Day Credit Agreement, dated as of May 4, 2020, among the Company, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

99.1	Press Release, dated May 4, 2020, issued by National Fuel Gas Company

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Certain schedules and similar attachments to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K, and certain portions of attachments included with this Exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The omitted information is not material and, in the case of information omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, would likely cause competitive harm to the Company if publicly disclosed. The Company agrees to furnish supplementally to the SEC, upon request, an unredacted copy of any schedule or attachment to this Exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL FUEL GAS COMPANY

Dated: May 4, 2020	By:	/s/ Sarah J. Mugel
	Name:	Sarah J. Mugel
	Title:	General Counsel and Secretary

5